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MORGAN STANLEY

                                                      MORGAN STANLEY & CO.
                                                      INCORPORATED
                                                      ONE FINANCIAL PLACE
                                                      440 SOUTH LA SALLE STREET
                                                      CHICAGO, IL 60605
                                                      (312) 706-4000






                                               April 9, 1997




Board of Directors
Stant Corporation
425 Commerce Drive
Richmond, IN  47374

Members of the Board:

We understand that Stant Corporation ("Target" or the "Company"), Tomkins Corporation ("Buyer") and E&W Acquisition Corp., a wholly owned subsidiary of Buyer ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of April 9, 1997, (the "Merger Agreement"), which provides, among other things, for (i) the commencement by Acquisition Sub of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of Target for $21.50 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of Acquisition Sub with and into Target. Pursuant to the Merger, Target will become a wholly owned subsidiary of Buyer and each outstanding share of Common Stock other than shares held in treasury or held by Buyer or any affiliate of Buyer or as to which dissenters' rights have been perfected, will be converted into the right to receive $21.50 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

We further understand that approximately 57% of the outstanding shares of Common Stock are owned by Bessemer Capital Partners, L.P ("BCP") and that concurrently with the execution and delivery of the Merger Agreement, Buyer, Acquisition Sub and BCP have entered into a Stockholder Agreement dated as of April 9, 1997 (the "Stockholder Agreement") pursuant to which BCP agrees to take certain actions to support the transactions contemplated by the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.



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                                                       MORGAN STANLEY


For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of the Company;

         (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

         (iii) reviewed certain financial projections prepared by the management of the Company;

         (iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

         (v) reviewed the reported prices and trading activity for the Common Stock;

         (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

         (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (viii) reviewed the Merger Agreement, dated April 9, 1997, the Stockholder Agreement, dated April 9, 1997 and certain related documents; and

         (ix)      performed such other analyses as we have deemed appropriate

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been engaged to provide this opinion to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and BCP and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing by the Company with the Securities and Exchange Commission in connection with the Tender Offer and Merger. In addition, Morgan Stanley expresses no opinion or recommendation as to whether holders of Common Stock should accept the Tender Offer.



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                                                       MORGAN STANLEY


Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.



                                       Very truly yours,

                                       MORGAN STANLEY & CO. INCORPORATED



                                       By:  /s/ T. Sands Thompson
                                          -------------------------------------
                                          T. Sands Thompson
                                          Vice President